Exhibit 99.1

 JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, to file a joint statement on Schedule 13D (including amendments thereto) pertaining to their beneficial ownership of shares of Common Stock of China TransInfo Technology Corp.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

Dated: March 5, 2010
SAIF PARTNERS III LP
SAIF III GP, L.P.
SAIF III GP CAPITAL LTD.

Signature	/s/ Andrew Y. Yan
Andrew Y. Wan, as Sole Director of SAIF II GP Capital Ltd., the General
Partner of SAIF III GP, L.P., the General Partner of SAIF Partners III LP

Andrew Y. Yan

Signature	/s/ Andrew Y. Yan